                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                (RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Mobile Telecommunication Technologies Corp., a Delaware corporation (the "Company"), will be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 21, 1998 at 3:00 P.M., Central Daylight Savings Time, for the following purposes:

  (1) To elect four Directors to serve for a three-year term expiring at the 2001 Annual Meeting of Stockholders;

  (2) To consider and take action upon a proposal to adopt the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan;

  (3) To consider and take action upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to "SkyTel Communications, Inc."; and

  (4) To consider and take action upon any other matters that may properly come before the 1998 Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors
                                          /s/ Leonard G. Kriss
                                          Leonard G. Kriss
                                          Secretary

Jackson, Mississippi
April 16, 1998

             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                            200 SOUTH LAMAR STREET
                                  MTEL CENTRE
                                SOUTH BUILDING
                          JACKSON, MISSISSIPPI 39201

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Mobile Telecommunication Technologies Corp. (the "Company") in connection with the 1998 Annual Meeting of Stockholders to be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 21, 1998 at 3:00 P.M., Central Daylight Savings Time, or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders of the Company on or about April 16, 1998.

  Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 10, 1998 will be entitled to vote at the 1998 Annual Meeting or any adjournment thereof, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of April 10, 1998, there were 55,245,490 shares of the Company's Common Stock outstanding.

  Shares of Common Stock cannot be voted at the 1998 Annual Meeting unless the beneficial owner is present or represented by proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Leonard G. Kriss, Senior Vice President, General Counsel and Secretary, at the address shown above, or by executing and delivering prior to the 1998 Annual Meeting a proxy bearing a later date. Any stockholder who attends the 1998 Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.

  All properly executed proxies, unless previously revoked, will be voted at the 1998 Annual Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of four directors to serve until the 2001 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of all nominees, may withhold their vote for all nominees or may withhold their vote as to any individual nominee. With respect to the proposal to adopt the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan and the proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to change the name of the Company from "Mobile Telecommunication Technologies Corp." to "SkyTel Communications, Inc.", stockholders may vote in favor or against such proposals or may abstain from voting with respect to such proposals. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR all nominees for election as directors, FOR the proposal to adopt the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan, FOR the proposal to amend the Company's Certificate of Incorporation to change the name of the Company, and in the discretion of the persons named therein as proxies on all other matters that may be brought before the 1998 Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the 1998 Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the 1998 Annual Meeting. The four nominees for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the 1998 Annual Meeting. Abstentions and non-votes will have no effect on the outcome of the voting to elect the directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and actually voting on the proposal to adopt the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan is required for the adoption of such proposal. Abstentions will have the effect of a vote against the proposal to adopt the Mobile

Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan, and non-votes will have no effect on the outcome of such voting. The affirmative vote of a majority of the shares of Common Stock outstanding as of April 10, 1998 is required for the adoption of the proposal to amend the Company's Certificate of Incorporation to change the name of the Company. Abstentions and non-votes will have the effect of a vote against the proposal to amend the Company's Certificate of Incorporation to change the name of the Company. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of February 1, 1998 certain information with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock, the only class of voting securities currently outstanding, as well as information with respect to the Company's Common Stock owned beneficially by each director of the Company, each executive officer named in the Summary Compensation Table on page 7, and by all directors and executive officers of the Company as a group. Certain information set forth in the table is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           NAME AND ADDRESS OF            AMOUNT OF BENEFICIAL   APPROXIMATE
            BENEFICIAL OWNER                  OWNERSHIP(1)     PERCENT OF CLASS
           -------------------            -------------------- ----------------
The Capital Group Companies, Inc.........      3,855,000(2)          7.00%
 333 South Hope Street
 Los Angeles, CA 90071
FMR Corp.................................      3,545,433(3)          6.42%
 82 Devonshire Street
 Boston, MA 02109........................
John N. Palmer...........................      2,092,161(4)          3.70%
John T. Stupka...........................        156,046(5)           *
Haley Barbour............................         52,690              *
Thomas G. Barksdale......................         83,000(6)           *
Jai P. Bhagat............................        569,761(7)          1.02%
Gregory B. Maffei........................         55,000(8)           *
R. Faser Triplett........................        358,615(9)           *
R. Gerald Turner.........................         40,754(10)          *
E. Lee Walker............................        100,000(11)          *
John E. Welsh III........................        466,771(12)          *
Robert Kaiser............................         49,908(13)          *
All directors and executive officers of
 the Company as a Group (16 persons).....      4,205,922(14)         7.23%

--------
*Less than 1%
Footnotes appear on the following page.

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) The information set forth in the table is based on a Schedule 13G dated February 10, 1998 filed jointly by The Capital Group Companies, Inc. ("CGC") and its affiliates, Capital Research and Management Company ("CRMC") and SMALLCAP World Fund, Inc. ("SWF"). CRMC, an investment adviser and wholly-owned subsidiary of CGC, is the beneficial owner of 3,855,000 shares of Common Stock and claims sole dispositive power but no voting power with respect to such shares of Common Stock. SWF, an investment company advised by CRMC, is the beneficial owner of 3,525,000 shares of Common Stock and claims sole voting power but no dispositive power with respect to such shares of Common Stock. As a result, CGC may also be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by CRMC and SWF.

 (3) The information set forth in the table is based on a Schedule 13G dated February 14, 1998 filed jointly by FMR Corp. ("FMR") and its affiliates, Fidelity Management and Research Company ("Fidelity"), Edward C. Johnson III ("ECJ") and Abigail P. Johnson ("APJ"). Fidelity, an investment adviser and wholly-owned subsidiary of FMR, is the beneficial owner of 3,351,433 shares, including 121,333 shares of Common Stock obtainable upon conversion of 120,000 shares of the Company's $2.25 Cumulative Convertible Exchangeable Preferred Stock. ECJ, Chairman of FMR, and FMR, through its control of Fidelity and the funds operated by Fidelity (the "Funds"), each has sole power to dispose of the 3,351,433 shares of Common Stock owned by the Funds. Neither ECJ nor FMR has sole power to vote or direct the voting of the shares of Common Stock owned by the Funds, which power is carried out under written guidelines established by the Funds' Board of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary or FMR, is the beneficial owner of 194,000 shares of Common Stock as a result of its serving as an investment manager of certain institutional accounts. ECJ and FMR, through their control of FMTC, each has sole dispositive power with respect to such 194,000 shares of Common Stock beneficially owned by FMTC, sole power to vote or to direct the voting of 161,300 of such shares of Common Stock, and no power to vote or to direct the voting of 32,700 of such shares of Common Stock. Members of ECJ's family and trusts for their benefit are the predominant owners of the shares of Class B Common Stock of FMR, representing approximately 49% of the voting power of FMR. ECJ owns 12% and APJ owns 24.5% of the aggregate outstanding voting stock of FMR. Accordingly, members of ECJ's family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR.

 (4) Includes 1,392,365 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Palmer upon the exercise of options and 92,950 shares of Common Stock obtainable upon conversion of the Company's Series C 7.5% Cumulative Convertible Accruing Pay-In-Kind Preferred Stock (the "PIK Preferred Stock").

 (5) Includes 125,000 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Stupka upon the exercise of options and 421 shares of Common Stock held for Mr. Stupka in the Company's Section 401(k) Employee Retirement Plan (the "Section 401(k) Plan").

 (6) Includes 80,000 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Barksdale upon the exercise of options.

 (7) Includes 463,778 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Bhagat upon the exercise of options and 30,983 shares of Common Stock obtainable upon conversion of the PIK Preferred Stock.

 (8) Includes 50,000 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Maffei upon the exercise of options.

 (9) Includes 70,000 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Dr. Triplett upon the exercise of options. Also includes 64,132 shares of Common Stock owned by the Mississippi Asthma and Allergy Clinic, P.A. Trust, as to which Dr. Triplett may be deemed to share voting power, and 10,200 shares of Common Stock owned by Dr. Triplett's wife, as to which Dr. Triplett may be deemed to share dispositive power. The amount in the table also includes 30,983 shares of Common Stock obtainable upon conversion of the PIK Preferred Stock beneficially owned by OMC Realty Corporation Profit Sharing Plan and Trust, for which Dr. Triplett serves as a Trustee and as to which he may be deemed to share voting and dispositive power.

(10) Includes 33,334 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Dr. Turner upon the exercise of options and 200 shares owned by Dr. Turner's daughter, as to which Dr. Turner may be deemed to have sole dispositive and voting power.

(11) Includes 35,000 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Walker upon the exercise of options.

(12) Includes 426,278 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Welsh upon the exercise of options and 493 shares of Common Stock held for Mr. Welsh in the Section 401(k) Plan.

(13) Includes 37,500 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by Mr. Kaiser upon the exercise of options, 4,728 shares of Common Stock held for Mr. Kaiser in the Section 401(k) Plan and 230 shares owned by Mr. Kaiser's children as to which Mr. Kaiser may be deemed to have sole dispositive and voting power.

(14) Includes 2,907,366 shares of Common Stock obtainable as of February 1, 1998 or within 60 days thereof by all current directors and executive officers of the Company upon the exercise of options and 5,812 shares of Common Stock held for certain executive officers of the Company in the
      Section 401(k) Plan. Also includes 154,916 shares of Common Stock obtainable upon conversion of the PIK Preferred Stock beneficially owned by Messrs. Palmer and Bhagat and Dr. Triplett.

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock. Directors, executive officers and greater than 10% beneficial owners are required by Commission rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to the Company's directors and executive officers were complied with during the year ended December 31, 1997, except that Mr. John E. Harvey, Senior Vice President-Skytel, and Mr. Rainer Sautermeister, formerly Senior Vice President-Operations, who were designated executive officers of the Company by the Board of Directors on May 16, 1997 filed their respective Initial Statement of Beneficial Ownership of Securities on July 10, 1997.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any previous filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the performance graph on page 13 shall not be incorporated by reference into any of such filings.

  The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation.

  OVERVIEW AND OBJECTIVES. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of Mr. E. Lee Walker, Chairman, Dr. R. Faser Triplett and Dr. R. Gerald Turner, none of whom serves as an officer or employee of the Company. The Compensation Committee has been delegated the authority by the Board of Directors to make determinations regarding the compensation of the Company's executive officers and to review the compensation paid to other management personnel. The Compensation Committee has also been delegated responsibility for administering the Company's compensation plans, including the Short-Term Management Incentive Plan, the Long-Term Management Incentive Plan and the 1988 and 1990 Executive Incentive Plans. In discharging its responsibilities generally and in administering the Company's compensation plans in particular, the Compensation Committee's overall objectives are to
(i) attract and retain the best possible executive personnel, (ii) motivate executives to achieve the Company's performance goals and strategic objectives, and (iii) link management and stockholder interests through appropriate equity based plans.

  COMPENSATION STRUCTURE. The key elements of the Company's executive compensation program generally consist of base salary, annual cash bonus, long-term incentive compensation and stock options.

  Base Salary. Base salaries are initially determined primarily by evaluating the responsibilities of the position held by and the experience of each executive officer and, in certain cases, after consultation with executive recruiting firms or outside compensation consultants. The annual base salaries of certain of the Company's executive officers (including those named in the Summary Compensation Table on page 7) are the subject of employment agreements which were originally established by negotiation between the executive and the Company. These employment agreements provide for annual cost of living adjustments to the base salary, in some cases after fixed increases during the initial years of such employment agreements, although the Compensation Committee has the discretion to approve base salary increases in lieu of such cost of living adjustments based upon an assessment of the responsibilities and performance of such executive officers. The Compensation Committee approved increases to the base salaries of the executive officers in 1997 generally ranging from approximately 3% to 5%. In addition, one executive officer received a market adjustment salary increase of 15.6%, and one executive officer received an adjustment of 8.5% as a result of the assumption of additional duties.

  Short-Term Management Incentive Plan. Annual cash bonuses, if earned, have generally been awarded to executive officers of the Company and other management personnel of the Company and its subsidiaries pursuant to the Company's Short-Term Management Incentive Plan (the "STIP"). The Compensation Committee may also authorize discretionary cash bonuses outside of the STIP to officers and employees of the Company and its subsidiaries, including officers and employees selected to participate in the STIP. The STIP generally provides for the payment of annual cash bonuses to executive officers of the Company and other management personnel of the Company and its subsidiaries selected for participation by the Compensation Committee based upon the achievement of specific corporate performance criteria. The Compensation Committee is also authorized to establish personal performance objectives for each participant in the STIP, as well as criteria based on the performance of a discrete business unit for which the participant has responsibility. Awards under the STIP are not generally earned unless all corporate performance criteria are achieved at the levels established by the Compensation Committee, and the amount of awards under the STIP is based upon the level of achievement of the lowest achieved performance criterion. For the year ended December 31, 1997, the Compensation Committee adopted performance criteria that required the Company to achieve certain levels of revenue growth, operating cash flow, free cash flow and domestic investment per subscriber. In addition, the Compensation Committee required as a condition to any awards under the STIP for the year ended December 31, 1997 that the Company record a predetermined level of net unit additions during such year. All of such performance criteria were exceeded for the year ended December 31, 1997, with the exception of the condition requiring a predetermined level of net unit additions. As a result, participants under the STIP were not entitled to awards thereunder for the year ended December 31, 1997. However, in light of the improved operating results of the Company for the year ended December 31, 1997 and the appreciation in the value of the Company's Common Stock during this period, the Compensation Committee determined to grant discretionary bonuses to the participants in the STIP, including the executive officers listed in the Summary Compensation Table on page 7, which generally ranged from 60% to 80% of the amount of the awards that would have been earned under the STIP for such year.

  Long-Term Management Incentive Plan. The Company's Long-Term Management Incentive Plan (the "LTIP") seeks to enhance corporate performance and, ultimately, stockholder value, by linking compensation for certain senior management personnel participating in the LTIP to specific performance criteria based on the total return to stockholders on the Company's Common Stock measured over a three-year performance cycle.

The Compensation Committee believes that the LTIP aligns the interests of senior management with those of the Company's stockholders, and will enhance stockholder value by focusing senior management on long-term strategic objectives. Awards under the LTIP are earned if (a) the Company's total return to stockholders ("TRS") over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle, assuming such United States Treasury Bill had been purchased on the first day of the performance cycle, and (b) the Company's TRS meets or exceeds certain levels of the TRS for a group of companies in a telecommunications industry index selected by SIC code. The stated amount of awards under the LTIP at the threshold, target and maximum levels of achievement are calculated by multiplying a participant's average base salary (excluding bonuses) over the three-year performance cycle by 25%, 50% and 100%, respectively. The awards, if earned, are payable in cash, shares of Common Stock or options to purchase Common Stock, or any combination thereof, as the Compensation Committee, in its discretion, determines at the end of each performance cycle. No awards were earned under the LTIP for the 1994-1996 or the 1995-1997 performance cycles.

  Stock Options. The Compensation Committee believes that equity ownership through stock-based compensation programs aligns the interests of management with the interests of the Company's stockholders. As a result, stock options have been awarded pursuant to the 1988 and 1990 Executive Incentive Plans from time to time at the discretion of the Compensation Committee to a wide range of management personnel of the Company, including executive officers, as a means of attracting and retaining personnel, rewarding achievement and providing an incentive for future performance. The Compensation Committee has from time to time granted stock options that are subject to the achievement of specified corporate performance objectives and deferred vesting.

  CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. John T. Stupka's employment agreement, which was effective as of August 1, 1996, provides for an annual base salary of $400,000, subject to an annual cost of living adjustment or such other increase as determined by the Compensation Committee. Mr. Stupka's base salary was determined by the Compensation Committee after consultation with an executive recruiting firm, and took into account the base salaries of chief executive officers of other companies in the telecommunications industry. In 1997, the Compensation Committee approved a 3% increase to Mr. Stupka's annual base salary. Mr. Stupka also participated in the STIP and the LTIP on the same general terms as other executive officers of the Company.
Mr. Stupka did not receive an award under the STIP for the year ended December 31, 1997 or an award under the LTIP for the 1994-1996 or 1995-1997 performance cycles. The Compensation Committee awarded a discretionary bonus to Mr. Stupka for the year ended December 31, 1997 in the amount of $247,200.

  INTERNAL REVENUE CODE SECTION 162(M). The Compensation Committee is mindful of the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain executive compensation in excess of $1.0 million, but is also cognizant of the need to have the flexibility to exercise its judgment and discretion based on the facts and circumstances then existing so that compensation decisions are in the best interests of the Company and are fair to the affected executives. Since some types of compensation payments and their deductibility depend upon the timing of action by the executive (such as the exercise of stock options) and because interpretations of and changes in the tax laws as well as other factors beyond the Compensation Committee's control may also affect the deductibility of compensation, in certain instances a portion of the compensation paid by the Company may not meet the deductibility requirements of Section 162(m).

  CONCLUSION. The Compensation Committee believes that the compensation program described above aligns the interests of the Company's executive officers, managers and other key employees with the interests of the Company's stockholders.

Respectfully submitted,

E. Lee Walker, Chairman
R. Faser Triplett, M.D.
R. Gerald Turner

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth for the years ended December 31, 1997, 1996 and 1995 the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                              --------------------------------
                                 ANNUAL COMPENSATION                 AWARDS           PAYOUTS
                              ------------------------------- ----------------------- --------
          (A)            (B)    (C)         (D)         (E)      (F)          (G)       (H)      (I)
                                                       OTHER                                     ALL
                                                      ANNUAL  RESTRICTED                        OTHER
                                                      COMPEN-   STOCK      SECURITIES   LTIP   COMPEN-
        NAME AND               SALARY      BONUS      SATION   AWARD(S)    UNDERLYING PAYOUTS   SATION
   PRINCIPAL POSITION    YEAR   ($)        ($)(1)     ($)(2)     ($)       OPTIONS(#)  ($)(3)   ($)(4)
   ------------------    ---- --------    --------    ------- ----------   ---------- -------- --------
John N. Palmer.......... 1997 $590,425    $150,000      --     $    --          --    $    --  $    --
 Chairman of the Board   1996  578,007         --       --          --       15,000        --     8,352
                         1995  550,021      13,021      --          --      100,000    243,515   34,853
John T. Stupka.......... 1997  408,769     247,200      --          --          --         --    40,265
 President and Chief     1996  166,667(5)      --       --      750,000(6)  500,000        --    41,000
 Executive Officer       1995      --          --       --          --          --         --       --
Jai P. Bhagat........... 1997  375,848     110,000      --          --       20,000        --     2,518
 Vice Chairman           1996  368,007         --       --          --       15,000        --    11,146
                         1995  350,013       8,286      --          --          --     154,964   17,119
John E. Welsh III....... 1997  376,635     100,000      --          --       20,000        --     1,240
 Vice Chairman           1996  367,500         --       --          --       65,000        --     2,713
                         1995  350,013       8,286      --          --       50,000    154,964    2,013
Robert Kaiser........... 1997  222,444     210,000(7)   --          --       20,000        --   108,124
 Senior Vice President-  1996   72,808(8)   20,000      --      321,875(6)  150,000        --     5,979
 Finance and Chief       1995      --          --       --          --          --         --       --
 Financial Officer

--------

(1) In March 1998, the Compensation Committee awarded discretionary bonuses to the participants in the STIP, including the executive officers listed in the Summary Compensation Table, for services rendered during the year ended December 31, 1997 which generally ranged from 60% to 80% of the amount of awards that would have been earned under the STIP for such year. See "Compensation Committee Report on Executive Compensation--Short-Term Management Incentive Plan."

(2) The amount of "Other Annual Compensation" for 1997, 1996 and 1995 for each of the executive officers named in the Summary Compensation Table did not meet the threshold reporting requirements under the rules of the Commission.

(3) No awards were earned under the LTIP for the 1994-1996 or the 1995-1997 performance cycles. The amounts reflected in the column entitled "LTIP Payouts" for 1995 represent the stated value of awards earned under the LTIP in respect of the 1993-1995 performance cycle which were determined by multiplying each executive officer's average base salary (excluding bonus) by 44.3%. The awards for the 1993-1995 performance cycle were paid in the form of stock options having an exercise price equal to the average closing price of the Company's Common Stock for the last 45 trading days during the year ended December 31, 1995. The number of shares of Common Stock subject to such options was determined by dividing the stated value of the award by such average closing price. See "Compensation Committee Report on Executive Compensation--Long-Term Management Incentive Plan."

(4) "All Other Compensation" includes the Company's contribution in the amount of $1,000 on behalf of certain executive officers to the Section 401(k) Plan and premiums paid by the Company on behalf of certain executive officers for life insurance. The term "All Other Compensation" also includes (i) $32,512 and $40,000 paid to Mr. Stupka in 1997 and 1996, respectively, in connection with the relocation of his residence to Jackson, Mississippi, and (ii) $91,979 paid to Mr. Kaiser in 1997 in connection with the relocation of his residence to Jackson, Mississippi. In addition, "All Other Compensation" includes (a) approximately $1,603 and $7,595 of interest imputed to Messrs. Stupka and Kaiser, respectively, in 1997, and (b) $5,983 and $2,946 of interest imputed to Messrs. Bhagat and Kaiser, respectively, in 1996, with respect to unsecured, interest-free loans made by the Company in connection with the relocation of their residences to Jackson, Mississippi. The loans made to Messrs. Stupka, Kaiser and Bhagat were repaid in full in August 1997, February 1998 and April 1996, respectively.

(5) Reflects base salary paid from August 1, 1996, the date Mr. Stupka assumed the duties of President and Chief Executive Officer of the Company, to December 31, 1996.

(6) Reflects the value of 62,500 shares and 25,000 shares of Common Stock (determined, as required by the rules of the Commission, by multiplying the number of shares of Common Stock awarded by the closing market price on July 17, 1996 and August 15, 1996, the respective dates of award) awarded to Messrs. Stupka and Kaiser in connection with their employment as President and Chief Executive Officer and Senior Vice President-Finance and Chief Financial Officer of the Company, respectively. Such shares of Common Stock vest at the rate of 25% on each of the first, second, third and fourth anniversaries of the date of grant.

(7) Includes a $50,000 signing bonus paid to Mr. Kaiser in 1997 and a $50,000 special incentive bonus awarded to Mr. Kaiser for services rendered in 1996 but paid in 1997, in addition to the discretionary bonus awarded to Mr. Kaiser with respect to services rendered during the year ended December 31, 1997.

(8) Reflects base salary paid from August 15, 1996, the date Mr. Kaiser assumed the duties of Senior Vice President-Finance and Chief Financial Officer of the Company, to December 31, 1996.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1997 pursuant to the Company's 1990 Executive Incentive Plan to the executive officers of the Company named in the Summary Compensation Table on page 7.

                             OPTION GRANTS IN 1997

          (A)                    (B)                 (C)             (D)         (E)         (F)
                         NUMBER OF SECURITIES % OF TOTAL OPTIONS EXERCISE OR             GRANT DATE
                          UNDERLYING OPTIONS      GRANTED TO         BASE     EXPIRATION   PRESENT
          NAME              GRANTED (#)(1)    EMPLOYEES IN 1997  PRICE ($/SH)    DATE    VALUE(2)(3)
          ----           -------------------- ------------------ ------------ ---------- -----------
John N. Palmer..........           --                N/A             $N/A        N/A       $  N/A
John T. Stupka..........           --                N/A              N/A        N/A          N/A
Jai P. Bhagat...........        20,000               8.0%            5.94      3/27/07      56,400
John E. Welsh III.......        20,000               8.0%            5.94      3/27/07      56,400
Robert Kaiser...........        20,000               8.0%            5.94      3/27/07      56,400

--------
(1) The stock options reflected in this table vest as to 100% of the shares of Common Stock covered thereby on March 27, 1999. The exercise price of all of the stock options reflected in this table is equal to the fair market value of the Common Stock on the date of grant. See "Change in Control Arrangements" for a description of the vesting provisions of stock options granted under the 1990 Executive Incentive Plan in the event of a change in control.

(2) The actual value, if any, that an executive officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an executive officer upon actual exercise of the stock options granted in 1997 will be at or near the Grant Date Present Value indicated in the table.

(3) As required by the Commission's rules regarding the disclosure of executive compensation, the Company has used the Black-Scholes option pricing model to determine the Grant Date Present Value. The Company does not advocate or necessarily agree that the Black-Scholes option pricing model can determine with reasonable accuracy the value of such stock options. To the extent that the Grant Date Present Value of the stock options determined in accordance with the Black-Scholes option pricing model is achieved, the stockholders of the Company will also have benefited from an increased stock price.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information with respect to unexercised stock options held by the executive officers of the Company named in the Summary Compensation Table on page 7 as of December 31, 1997. No stock options were exercised by such executive officers during the year ended December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                               OPTIONS AT FY-END (#)       AT FY-END ($)(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
John N. Palmer..............  1,388,615      11,250    $23,366,875  $   78,750
John T. Stupka..............    125,000     375,000      1,250,000   3,750,000
Jai P. Bhagat...............    460,028      31,250      5,009,375     399,950
John E. Welsh III...........    422,528      68,750      2,651,250     662,450
Robert Kaiser...............     37,500     132,500        375,000   1,446,200

--------

(1) The amounts set forth in this column represent the difference between the closing price for the Common Stock on The Nasdaq Stock Market on December 31, 1997 ($22.00 per share) and the exercise price of in-the-money stock options.

LONG-TERM INCENTIVE PLAN

  The following table sets forth information concerning awards granted during the year ended December 31, 1997 under the Company's LTIP to the executive officers of the Company named in the Summary Compensation Table on page 7. The actual payout of any awards reflected in the table below is subject to the achievement of certain performance criteria based on the total return to stockholders on the Company's Common Stock measured over the three-year performance cycle commencing January 1, 1997 and ending December 31, 1999. No awards were earned pursuant to the LTIP by any executive officer in respect of the 1995-1997 performance cycle. See "Compensation Committee Report on Executive Compensation--Long-Term Management Incentive Plan."

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                         ESTIMATED FUTURE
                                                            PAYMENTS(1)
                                                    ---------------------------
        (A)               (B)            (C)           (D)      (E)      (F)
                       NUMBER OF    PERFORMANCE OR
                     SHARES, UNITS   OTHER PERIOD
                       OR OTHER    UNTIL MATURATION THRESHOLD  TARGET  MAXIMUM
        NAME          RIGHTS (#)      OR PAYOUT     ($ OR #)  ($ OR #) ($ OR #)
        ----         ------------- ---------------- --------- -------- --------
John N. Palmer......     -- (2)        1997-99      $147,606  $295,213 $590,425
John T. Stupka......     -- (2)        1997-99       102,192   204,385  408,769
Jai P. Bhagat.......     -- (2)        1997-99        93,962   187,924  375,848
John E. Welsh III...     -- (2)        1997-99        94,159   188,318  376,635
Robert Kaiser.......     -- (2)        1997-99        55,611   111,222  222,444

--------

(1) The Estimated Future Payments at the threshold, target and maximum levels represent the stated amount of awards under the LTIP (the "Stated Amount") which are calculated by multiplying 25%, 50% and 100%, respectively, by the participant's average annual cash compensation, excluding bonuses, over the performance cycle. For purposes of this table, it has been assumed that average annual cash compensation for each executive officer named in the table equals cash compensation, excluding bonuses, paid to such executive officer in the last fiscal year. Awards under the LTIP for the 1997-1999 performance cycle will be earned if (a) the Company's TRS over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle assuming such United States Treasury Bill had been purchased on the first day of the performance cycle, and (b) the Company's TRS meets or exceeds certain levels of the TRS of a group of companies included in the telecommunications industry group ("TII Group") that includes all companies (other than the Company) listed in SIC #4812 (Radio Telephone Communications). The target amount will be earned if the Company's TRS during the 1997-1999 performance cycle equals or exceeds the 75th percentile of the TRS for the same period of the TII Group. The threshold and maximum amounts will be earned if the Company's TRS for such performance cycle equals or exceeds the 50th and 90th percentiles of the TRS of the TII Group for the same period, respectively. Awards will be interpolated to reflect the incremental attainment of performance criteria between the threshold, target and maximum levels. These award levels may be modified, under certain circumstances, as the Compensation Committee deems appropriate and advisable.

(2) If earned, awards will be payable at the end of the 1997-1999 performance cycle in cash, shares of Common Stock and/or stock options, as determined by the Compensation Committee. The cash and Common Stock components of an award, if any, will be paid in three equal annual installments beginning no later than April 15 of the year following the end of the performance cycle for which the award was achieved. The stock option component of an award, if any, will be deemed granted as of April 15 of the year following the end of the performance cycle for which the award is made and will vest as to 100% of the shares of Common Stock covered thereby one year after the date of grant. The Common Stock component of an award will vest in full when paid. If applicable, the number of shares of Common Stock subject to options constituting the stock option component of an award shall be determined by dividing that percentage of the Stated Amount of such award payable in options, as determined by the Compensation Committee, by the average closing price of the Common Stock for the last 45 trading days of the last calendar year (the "Average Closing

   Price") in the performance cycle for which the award is made. The exercise price of such options shall be the Average Closing Price. Accordingly, such options can only be profitably exercised to the extent the market price of the Common Stock subsequent to the vesting of the options exceeds the Average Closing Price. If applicable, the number of shares of Common Stock constituting the Common Stock component of an award shall be determined by dividing that percentage of the Stated Amount of the award payable in shares of Common Stock by the Average Closing Price. See also "Change in Control Arrangements."

COMPENSATION OF DIRECTORS

  Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company receive an annual fee of $10,000 and an additional fee of $600 for each Board and committee meeting attended. In addition, each of the directors who are not officers of the Company received options to purchase shares of the Company's Common Stock at the time of their election to the Board of Directors having an exercise price equal to the closing price for the Common Stock as of the date of such election. Mr. Walker and Dr. Triplett were each granted options to purchase 70,000 shares of Common Stock at exercise prices of $2.25 and $5.25 per share, respectively, the fair market value of the Company's Common Stock on the date of their initial election as directors in 1988 and 1989, respectively. In addition, Messrs. Barbour, Maffei, Turner and Welsh were each granted options to purchase 50,000 shares of Common Stock at exercise prices of $9.50, $23.375, $12.00 and $9.50 per share, respectively, the fair market value of the Company's Common Stock on the date of their initial election as directors in 1992, 1995, 1996 and 1992, respectively. Mr. Barksdale, a director of the Company, also holds options to purchase 80,000 shares of the Company's Common Stock having an exercise price of $2.25 per share that were granted in 1988 to Mr. Barksdale in connection with his employment by the Company.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with each of Messrs. John N. Palmer, John T. Stupka, Jai P. Bhagat, John E. Welsh III, Robert Kaiser and Calvin C. LaRoche. The employment agreements for Messrs. Palmer, Stupka, Bhagat, Welsh, Kaiser and LaRoche expire on April 3, 2004, July 31, 2001, April 3, 2002, December 12, 1998, August 14, 1999 and May 31, 1998,
respectively. The employment agreements described above provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. Such agreements also provide that the Compensation Committee may authorize increases in such executive officers' salaries in lieu of the annual cost of living increase. In the event of an executive officer's disability during the term of the agreement, monthly payments of approximately 60% of such executive officer's monthly salary (up to a maximum of $6,000) will be made to such executive officer for the duration of such disability, but not longer than 42 months. These disability payments are funded by insurance with respect to all executive officers except Mr. Palmer whose disability payments are the direct obligations of the Company.

CHANGE IN CONTROL ARRANGEMENTS

  The 1990 Executive Incentive Plan provides that all outstanding stock options granted thereunder will automatically become vested and exercisable in full (i) upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company), (ii) upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company, (iii) upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders, (iv) upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of the Company, or (v) if during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period). In the event of a change in control of the Company, as defined in the LTIP, all proposed awards and any unvested or unpaid portion of an award under the LTIP that has been earned shall become vested, and the entire award shall be payable, as of the date of such event. For purposes of the LTIP, a change in control shall be deemed to have occurred if (i) any person becomes the beneficial owner of securities of the Company representing 30% or more of the outstanding voting power of the Company's then outstanding securities, (ii) during any period of two years, at least a majority of the Board of Directors ceases to consist of individuals who served continuously on the Board since the beginning of such period, unless the election or nomination for election of each director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the stockholders of the Company approve a merger of the Company, other than (A) a merger in which voting securities of the Company would continue to represent more than 80% of the voting power of the surviving entity, or (B) a merger to effect a recapitalization of the Company in which no person acquires more than 30% of the voting power of the Company's then outstanding securities, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the Compensation Committee of the Board of Directors consisted of Mr. Walker, Dr. Triplett and Dr. Turner, none of whom serves as an officer or employee of the Company or any of its subsidiaries. Dr. Triplett is an officer, director and a majority owner of a corporation that provides travel related services to the Company. The Company incurred travel expenses in the amount of approximately $4,636,884 in the year ended December 31, 1997 for airline transportation, hotel and rental car services arranged through this corporation. See "Compensation of Directors" for information concerning options granted to Mr. Walker, Dr. Triplett and Dr. Turner.

CERTAIN TRANSACTIONS

  In April 1997, the Company loaned Mr. John T. Stupka, President, Chief Executive Officer and a director of the Company, $90,000 on an unsecured, interest-free basis in connection with the relocation of his residence to Jackson, Mississippi. Mr. Stupka repaid this loan in full in August 1997.

  In 1996 and 1997, the Company loaned Mr. Robert Kaiser, Senior Vice President-Finance and Chief Financial Officer of the Company, an aggregate of $140,000 on an unsecured, interest-free basis in connection with the relocation of his residence to Jackson, Mississippi. Mr. Kaiser repaid the $140,000 principal balance of this loan in full in February 1998.

  In 1997, Mr. Thomas G. Barksdale, a director of the Company, provided certain consultancy services to the Company for an annual fee of $75,000.

STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from December 31, 1992 to December 31, 1997, with (i) the cumulative total stockholder return of companies comprising The Nasdaq Stock Market Index, and (ii) the cumulative total stockholder return of a peer group of companies engaged in the wireless data messaging business, weighted by market capitalization as of the beginning of the period (the "Peer Group"), selected by the Company solely for purposes of this comparative analysis. The Peer Group consists of American Paging, Inc., Arch Communications, Inc., MetroCall, Inc., Paging Network, Inc. and ProNet, Inc. The graph assumes $100 invested on December 31, 1992, as well as the reinvestment of any dividends. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.,
         THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX AND A PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                           MOBILE                        NASDAQ STOCK
Measurement Period         TELECOM TECH                  MARKET (U.S.
(Fiscal Year Covered)      CORP (MTEL)     PEER GROUP    & FOREIGN)
---------------------      ------------    ----------    ------------
Measurement Pt-12/31/92    $100.00         $100.00       $100.00
FYE 12/31/93               $175.00         $151.00       $116.00
FYE 12/31/94               $141.00         $168.00       $112.00
FYE 12/31/95               $154.00         $234.00       $158.00
FYE 12/31/96               $ 61.00         $128.00       $193.00
FYE 12/31/97               $159.00         $113.00       $236.00

* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held eight meetings during 1997. The Audit Committee of the Board of Directors, which is comprised of Messrs. Barbour, Barksdale and Maffei, held three meetings during 1997. The principal functions of the Audit Committee include the review of the results of the annual audit with the Company's independent public accountants and the review of the adequacy of the Company's internal accounting controls and practices. The Audit Committee also makes a recommendation to the Board of Directors concerning the selection of the independent public accountants to be retained by the Company. The Compensation Committee held four meetings in 1997. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's compensation plans, including the 1988 and 1990 Executive Incentive Plans, the Short-Term Management Incentive Plan and the Long-Term Management Incentive Plan, and is responsible for determining the compensation for the executive officers of the Company. The Regulatory Committee of the Board of Directors, which is comprised of Messrs. Barbour and Bhagat, has been delegated the responsibility to oversee and advise the Board of Directors with respect to significant regulatory matters affecting the Company and its subsidiaries. In 1997, the Board of Directors established a Director Affairs Committee, comprised of Dr. Turner and Messrs. Barbour, Maffei and Walker, which has been delegated authority by the Board of Directors to oversee and evaluate certain matters relating to the Board of Directors, including director compensation, the composition of committees of the Board of Directors and the performance of the Company's directors. The Company's Board of Directors does not have a standing committee on nominations. Each director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which such director serves.

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company shall be divided into three classes of directors, excluding those directors who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation. The Company's Board of Directors is currently comprised of ten directors, two classes consisting of three directors each and one class consisting of four directors. Each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders.

  All holders of Common Stock of the Company are entitled to participate in the election of directors at each annual meeting. Except as otherwise required by law or established by the Board of Directors with respect to the holders of any class or series of preferred stock, the holders of Common Stock exclusively possess such voting power.

  Set forth below is information concerning the nominees for directors to be elected at the 1998 Annual Meeting for a three-year term expiring at the 2001 Annual Meeting, as well as certain information concerning the directors whose terms extend beyond the 1998 Annual Meeting. If any nominee for election as a director at the 1998 Annual Meeting for any reason should become unavailable for election, or if a vacancy should occur before the election (which events are not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for such other person as the Board of Directors of the Company shall designate.

DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING

  Haley Barbour, age 50, was elected a director of the Company in September 1992. Mr. Barbour has been an attorney in Washington, D.C. and Yazoo City, Mississippi for approximately twenty years and served as Chairman of the Republican National Committee from January 1993 until January 1997. Mr. Barbour also serves as a director of Blount International, Deposit Guaranty Corporation, Deposit Guaranty National Bank and the Mississippi Chemical Corporation. In addition, Mr. Barbour serves as Managing Director of National Environmental Strategies Inc., Chairman of Policy Impact Communications, Inc., and Vice Chairman of International Equity Partners Advisors.

  Jai P. Bhagat, age 51, has served as Vice Chairman of the Company since May 1995 and as Executive Vice President and a director since October 1988. Mr. Bhagat previously served as Executive Vice President of Mobile Communications Corporation of America ("MCCA") from 1980 to 1988. Mr. Bhagat is a past Chairman and currently serves on the Board of Directors of the Personal Communications Industry Association, a national association representing the mobile telecommunications industry, and is Chairman of its Paging and Narrowband PCS Alliance.

  R. Faser Triplett, M.D., age 65, has been a director of the Company since May 1989. Dr. Triplett has been a practicing physician in Jackson, Mississippi since 1966. Dr. Triplett is also a director of Cal Maine Foods, Inc.

  R. Gerald Turner, age 52, was elected a director of the Company in July 1996. Dr. Turner has been the President of Southern Methodist University since June 1995 and previously served as the Chancellor of the University of Mississippi from April 1984 until May 1995. Dr. Turner is also a director of ChemFirst, Inc., Capstar Broadcasting, Inc. and J.C. Penney, Inc., where he also serves on the Compensation Committee.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 1998 ANNUAL MEETING

  Thomas G. Barksdale, age 60, has served as a director of the Company since October 1988. Mr. Barksdale served as a member of the State of Mississippi Oil and Gas Board from 1992 to 1997 and as Vice Chairman of such Board from May 1994 to the expiration of his term. Mr. Barksdale also served as President and Chief Operating Officer of the Company from December 1988 to December 1989. Mr. Barksdale's term as director of the Company expires at the 1999 Annual Meeting.

  Gregory B. Maffei, age 37, was elected a director of the Company in May 1995. Mr. Maffei has been employed by Microsoft Corporation ("Microsoft") since 1993 and has served as Chief Financial Officer of Microsoft since July 1997. From April 1994 until July 1997, Mr. Maffei served as Vice President-Corporate Development and Treasurer of Microsoft. Mr. Maffei is also a director of Cort Business Services Corp. Mr. Maffei's term as a director of the Company expires at the 2000 Annual Meeting.

  John N. Palmer, age 63, has served as the Chairman of the Board of Directors of the Company since October 1988, acting Chief Executive Officer of the Company from January 1, 1996 to August 1, 1996 and Chief Executive Officer of the Company from October 1988 to May 1995. Mr. Palmer previously served as Chairman of the Board, President and Chief Executive Officer of MCCA from 1973 to April 1989. Mr. Palmer is also a director and member of the Executive Committee of Entergy Corporation and Deposit Guaranty National Bank, and a director of Deposit Guaranty Corporation and EastGroup Properties, Inc. In addition, Mr. Palmer serves as Chairman of the National Trustees of the National Symphony Orchestra. Mr. Palmer's term as a director of the Company expires at the 2000 Annual Meeting.

  John T. Stupka, age 48, has served as President and Chief Executive Officer and a director of the Company since August 1, 1996. Prior to joining the Company, Mr. Stupka served as Senior Vice President--Strategic Planning of SBC Communications, Inc. from August 1995 to August 1996 and as President and Chief Executive Officer of Southwestern Bell Mobile Systems, Inc. from November 1985 to August 1995. Mr. Stupka is also a director of CellStar Corp. Mr. Stupka's term as a director of the Company expires at the 1999 Annual Meeting.

  E. Lee Walker, age 56, is a private investor and has served as a director of the Company since October 1988. Mr. Walker also currently serves as the Chairman of the Capital Metropolitan Transportation Authority, Austin, Texas, and as a director of Intelliquest Information Group, Inc. From June 1986 to March 1990, Mr. Walker served as President and Chief Operating Officer of Dell Computer Corp., a computer manufacturer located in Austin, Texas. Mr. Walker's term as a director of the Company expires at the 1999 Annual Meeting.

  John E. Welsh III, age 47, has served as Vice Chairman of the Company since May 1995, a director of the Company since September 1992, acting Chief Financial Officer of the Company from February 1996 until August 1996 and Managing Director of the Company from December 1992 until May 1995. Mr. Welsh was a principal in Seaport Capital, Inc., a financial advisory and merchant banking firm, from January 1992 to December 31, 1994. Mr. Welsh also serves as a director of General Cable Corporation, where he also serves on the Compensation Committee, and of York International Corporation. Mr. Welsh's term as a director of the Company expires at the 2000 Annual Meeting.

                             PROPOSAL TO ADOPT THE
                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
                   1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

  On March 5, 1998, the Board of Directors of the Company unanimously adopted the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan (the "Outside Directors' Plan"). The Outside Directors' Plan provides each non-employee director with (i) a grant of non-qualified options to purchase 10,000 shares of Common Stock upon his or her initial election as a director of the Company ("Initial Options"), (ii) an annual grant of non-qualified options to purchase shares of Common Stock, with the number of shares of Common Stock based upon achievement of certain performance criteria ("Annual Formula Options"), and (iii) the right to receive non-qualified options to purchase shares of Common Stock in lieu of receiving annual directors' fees in cash ("Options in Lieu of Annual Directors' Fees"). The Board of Directors believes that providing non-employee directors with the ability to acquire a proprietary interest in the Company will be of significant value to the Company in its efforts to recruit and retain non-employee directors of outstanding ability and will align the interests of its non-employee directors with those of its stockholders.

  The provisions of the Outside Directors' Plan are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Outside Directors' Plan, a copy of which is attached hereto as Exhibit A.

ADMINISTRATION

  The Outside Directors' Plan will be administered by a committee appointed by the Board of Directors which shall consist of at least two directors who are not eligible to participate in the Outside Directors' Plan (the "Committee"). The Committee will serve at the pleasure of the Board of Directors, which may from time to time remove members from or add members to the Committee. Any action approved by a majority of the Committee in a meeting at which a quorum is present and acting or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. The Committee shall have the authority in its sole discretion to interpret the Outside Directors' Plan, to grant options under and in accordance with the provisions of the Outside Directors' Plan, and to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Outside Directors' Plan or agreements thereunder, except to the extent such powers are expressly reserved by the Board of Directors. All actions of the Committee will be final, conclusive and binding upon optionees. No member of the Board of Directors or the Committee will be liable for any action taken or decision made in good faith relating to the Outside Directors' Plan or any grant of options thereunder.

ELIGIBILITY

  Members of the Board of Directors who are not officers or employees of the Company or any of its subsidiaries shall be eligible to receive stock options under the Outside Directors' Plan.

COMMON STOCK SUBJECT TO THE PLAN

  The Company has reserved from its authorized but unissued shares of Common Stock 250,000 shares for awards pursuant to the Outside Directors' Plan. The number of shares of Common Stock reserved under the Outside Directors' Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events. If any stock option expires or terminates without being exercised, the shares of Common Stock subject to such unexercised option may again be subjected to a stock option under the Outside Directors' Plan. On April 9, 1998, the last reported sale price for the Company's Common Stock on The Nasdaq Stock Market was $22.625 per share.

AWARDS

  The Outside Directors' Plan provides for the three types of option grants:
Initial Options, Annual Formula Options and Options in Lieu of Annual Directors' Fees.

  1. Initial Options. Each person who first becomes a non-employee director after March 5, 1998 shall receive non-qualified options to purchase 10,000 shares of Common Stock as of the date the individual first becomes a non-employee director of the Company. The per share exercise price for an Initial Option shall be the average of the closing prices for the Common Stock on The Nasdaq Stock Market for the sixty (60) trading days prior to the date of grant. Unless otherwise determined by the Committee, each Initial Option will vest as to 33 1/3% of the shares of Common Stock subject to such option on each of the first, second and third anniversary of the date of grant and will be fully vested after three years of consecutive service. In addition, in the event of a "change in control" of the Company (as defined in the Outside Directors' Plan), Initial Options will become fully vested and immediately exercisable.

  2. Annual Formula Options. Commencing in 1998 for the non-employee directors currently serving on the Board of Directors and in the calendar year following the initial election of any new non-employee director, each non-employee director will be granted non-qualified options to purchase shares of Common Stock each year as of the tenth business day following the issuance of the earnings press release for the preceding calendar year (beginning with the press release relating to 1997 earnings). The exercise price of each share of Common Stock pursuant to an Annual Formula Option shall be the average of the closing prices for the Common Stock on The Nasdaq Stock Market for the sixty
(60) trading days prior to the date of grant. Unless another option award formula is selected by the Committee, the number of shares of Common Stock subject to Annual Formula Options will be determined as follows:

    (a) No Annual Formula Options will be granted unless the Company's total return to stockholders ("TRS") over the immediately preceding calendar year exceeds the rate of return on a one-year United States Treasury Bill over such calendar year, assuming that such United States Treasury Bill had been purchased on the first day of such calendar year; and

    (b) If the Company's TRS also meets or exceeds certain levels of TRS set forth below for a group of companies in a telecommunications index selected by SIC code or such other group of companies selected by the Committee ("TRS Achievement") ranked by percentile on the basis of TRS Achievement, each non-employee director shall receive non-qualified options to purchase shares of Common Stock as follows:

                                               NUMBER OF SHARES
                     PERCENTILE OF             SUBJECT TO ANNUAL
                    TRS ACHIEVEMENT             FORMULA OPTIONS
                    ---------------            -----------------
         Less than 40th.......................       1,000
         40th to 60th.........................       3,000
         Greater than 60th....................       5,000

  Unless otherwise determined by the Committee, each Annual Formula Option will vest as to 33 1/3% of the shares of Common Stock subject to such options on each of the first, second and third anniversary of the date of grant and will be fully vested after three years of consecutive service. In addition, in the event of a "change in control" of the Company (as defined in the Outside Directors' Plan), each Annual Formula Option will become fully vested and immediately exercisable.

  Based on the criteria described above measured for the year ended December 31, 1997, the non-employee directors currently serving on the Board of Directors were granted Annual Formula Options as of March 1, 1998 to purchase 5,000 shares of Common Stock of the Company at an exercise price of $21.59 per share, subject to approval of the Outside Directors' Plan by the stockholders of the Company at the 1998 Annual Meeting.

  3. Options in Lieu of Annual Directors' Fees. Beginning in 1998, each non-employee director may elect to receive non-qualified options in lieu of receiving annual directors' fees in cash. Such election must be made by the non-employee director on or before January 21 of the calendar year in which the annual directors' fees would otherwise be paid in cash, provided that for 1998 a director may make an election as soon as practicable after March 5, 1998, the date the Board of Directors adopted the Outside Directors' Plan. Such election must be for the full amount of the annual directors' fees for the year, provided that an election for 1998 that is made after March 5, 1998 may apply to the unpaid directors' fees for the remainder of 1998. The per share exercise price of Common Stock subject to such options will be the closing price on the last business day of the year preceding the year for which the election is made. The number of shares of Common Stock subject to such options will be determined by dividing the annual directors' fees by the value of an option to purchase one share of Common Stock as determined by the Committee pursuant to the Black-Scholes option pricing model. Unless otherwise provided by the Committee, each Option In Lieu of Annual Directors' Fees will be exercisable no earlier than December 31 following the date of grant of such option; provided, however, that a non-employee director who elects to receive options in lieu of annual directors' fees will forfeit twenty percent (20%) of the shares of Common Stock subject to such options for each regularly scheduled meeting of the Board of Directors of the Company that the non-employee director fails to attend during the calendar year for which the option was granted. In addition, in the event of a change in control of the Company (as defined in the Outside Directors' Plan), all nonforfeited Options in Lieu of Annual Directors' Fees will become fully vested and immediately exercisable.

AMENDMENT AND TERMINATION

  The Board of Directors may, at any time, insofar as permitted by law, amend the Outside Directors' Plan or terminate the Outside Directors' Plan without stockholder approval; provided, however, no amendment or termination of the Outside Directors' Plan shall adversely affect the rights of a non-employee director with regard to stock options previously granted. The Board of Directors may condition any amendment on the approval of the stockholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws.

MISCELLANEOUS

  If (i) the number of shares of Common Stock are increased or reduced by a change in par value, split-up, stock split, reclassification, merger, consolidation, distribution of stock dividends or similar capital adjustments, or (ii) the Company engages in a transaction for which the Committee determines that an adjustment is appropriate, the Committee may make adjustments to the number and kind of shares of Common Stock available for options under the Outside Directors' Plan, to the end that the optionee's proportionate interest is maintained as before the occurrence of the event. The adjustment in outstanding options may be made without change in the aggregate exercise price of the unexercised portion of the option or, if deemed necessary by the Committee, with a corresponding adjustment in the per share exercise price. Any fractional shares resulting from such adjustment will be eliminated. All adjustments made by the Committee will be conclusive.

  The Committee will have the right at all times to terminate options granted under the Outside Directors' Plan in consideration of the payment to the optionees of the difference between the then closing price of the shares of Common Stock subject to the option multiplied by the number of shares of Common Stock subject to the option minus the aggregate option exercise price of such shares.

  The grant of any option pursuant to the Outside Directors' Plan does not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain federal income tax consequences to non-employee directors who receive options pursuant to the Outside Directors' Plan. The following summary is based upon federal income tax laws in effect on March 1, 1998, and is not intended to be complete or to describe any state or local tax consequences.

  Tax Consequences to Non-Employee Directors. A non-employee director who is granted options pursuant to the Outside Directors' Plan will not recognize income upon the grant of options. At the time a non-employee director exercises an option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount by which the fair market value of the Common Stock on the date the option is exercised exceeds the exercise price paid for the Common Stock.

  Tax Consequences to the Company. To the extent that a non-employee director who is granted options pursuant to the Outside Directors' Plan recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided, among other things, that such income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" under the Internal Revenue Code of 1986, as amended.

VOTING REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and actually voting at the 1998 Annual Meeting will be required to approve the proposal to adopt the Outside Directors' Plan. All properly executed proxies will be voted as specified in the proxy, or if not specified, will be voted FOR the proposal to adopt the Outside Directors' Plan.

BOARD RECOMMENDATION

  The Board of Directors recommends that the stockholders approve the proposal to adopt the Outside Directors' Plan.

                        PROPOSAL TO AMEND THE COMPANY'S
                         CERTIFICATE OF INCORPORATION
                     TO CHANGE THE NAME OF THE COMPANY TO
                         "SKYTEL COMMUNICATIONS, INC."

  On March 5, 1998, the Board of Directors unanimously adopted, and recommended that the stockholders of the Company approve, a proposal to amend the Company's Certificate of Incorporation changing the name of the Company from "Mobile Telecommunication Technologies Corp." to "SkyTel Communications, Inc." The Board of Directors believes that it is in the best interests of the Company to change its corporate name since such a change will afford the Company recognition associated with the "SkyTel" trade name, which the Board of Directors believes represents one of the most prominent trade names in the industry, and will provide the Company the opportunity to be more closely recognized with its products and services.

  If the proposed amendment to the Company's Certificate of Incorporation is approved by the stockholders at the 1998 Annual Meeting, the change of the Company's name from "Mobile Telecommunication Technologies Corp." to "SkyTel Communications, Inc." will become effective upon the filing of a certificate of amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware which is expected to be effective as of the close of business on May 22, 1998. If the proposed amendment to the Company's Certificate of Incorporation changing the name of the Company is approved by the stockholders at the 1998 Annual Meeting, the symbol for the Company's Common Stock on The Nasdaq Stock Market will be changed from "MTEL" to "SKYT" effective as of the opening of business on May 25, 1998.

  The change in the Company's name will not affect the validity or transferability of the Company's outstanding capital stock or debt securities or affect the Company's capital or corporate structure. The Company's stockholders will not be required to exchange any certificates representing any of the Company's securities held by them.

VOTING REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of April 10, 1998 will be required to approve the proposal to amend the Company's Certificate of Incorporation to change the name of the Company.

BOARD RECOMMENDATION

  The Board of Directors recommends that the stockholders approve the proposal to amend the Company's Certificate of Incorporation to change the name of the Company to "SkyTel Communications, Inc."

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as the auditors of the Company for the year ended December 31, 1997, and is serving in such capacity for the year ending December 31, 1998. Representatives of the firm of Arthur Andersen LLP are expected to be present at the 1998 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholders who wish to submit a proposal for consideration at the 1999 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. A proponent of a proposal is required to have been a record or beneficial owner of at least 1% or $1,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 1999 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Proposals must be received by the Company on or before December 17, 1998 for inclusion in next year's proxy materials. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act.

                                 MISCELLANEOUS

  The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the 1998 Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

  The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram. The Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies in connection with the 1998 Annual Meeting. The Company has agreed to pay Beacon Hill Partners, Inc. a fee of $5,000 plus reasonable out-of-pocket expenses for such services.

                                          By Order of the Board of Directors
                                          /s/ Leonard G. Kriss
                                          Leonard G. Kriss
                                          Secretary

Jackson, Mississippi
April 16, 1998

                                   EXHIBIT A


                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
                   1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1 INTRODUCTION.....................................................  1
SECTION 2 DEFINITIONS......................................................   1
SECTION 3 ADMINISTRATION...................................................   2
SECTION 4 ELIGIBILITY......................................................   3
SECTION 5 SHARES SUBJECT TO PLAN...........................................   3
SECTION 6 INITIAL GRANT OF OPTIONS.........................................   3
SECTION 7 FORMULA OPTIONS..................................................   4
SECTION 8 STOCK OPTIONS IN LIEU OF DIRECTORS' FEES.........................   4
SECTION 9 CHANGE IN CONTROL VESTING........................................   5
SECTION 10 TERM OF PLAN....................................................   5
SECTION 11 INDEMNIFICATION OF COMMITTEE....................................   5
SECTION 12 AMENDMENT AND TERMINATION OF THE PLAN...........................   6
SECTION 13 ADJUSTMENT IN OPTION SHARES AND EXERCISE PRICE..................   6
SECTION 14 WITHHOLDING TAXES...............................................   6
SECTION 15 RIGHTS AS A STOCKHOLDER.........................................   6
SECTION 16 GOVERNING LAW...................................................   6
SECTION 17 EFFECTIVE DATE..................................................   6

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
                   1998 OUTSIDE DIRECTORS' STOCK OPTION PLAN

                            SECTION 1. INTRODUCTION

  The Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan (the "Plan"), which is made effective as of March 5, 1998, provides each non-employee director with (a) an initial grant of non-qualified stock options to purchase 10,000 shares of common stock of Mobile Telecommunication Technologies Corp. (the "Company") upon his initial election to the Board of Directors of the Company, (b) an annual grant of options based upon the achievement of certain performance criteria, and (c) an election to receive options in lieu of annual cash directors' fees, with the number of such options determined pursuant to the Black-Scholes valuation method.

                            SECTION 2. DEFINITIONS

  2.1 Definitions. The following words and phrases shall, when used herein, have the meanings set forth below:

    (a)"Act" means the Securities Exchange Act of 1934, as amended.

    (b)"Affiliate" means (i) an entity that directly or through one or more intermediaries is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, as determined by the Company.

    (c)"Agreement" means a stock option agreement, which is an agreement subject to the terms of the Plan.

    (d)"Board of Directors" means the Board of Directors of the Company.

    (e)"Change in Control" means the occurrence of any of the following events:

    (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any trustee or any other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's voting securities then outstanding;

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses
  (i), (iii) or (iv) of this Section 2.1(e)) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

    (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding voting securities; or

    (iv) the stockholders of the Company approve a plan or complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

    (f)"Closing Price" means the last reported sale price for the Common Stock on the Nasdaq Stock Market or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices for the Common Stock as reported on the OTC Bulletin Board, or, if at any time the Common Stock is not listed or admitted to trading on the Nasdaq Stock Market, on the principal national securities exchange on which the Common Stock of the Company is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such exchange, the average of the closing bid and asked prices for the Common Stock in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

    (g)"Code" means the Internal Revenue Code of 1986, as amended.

    (h)"Committee" means the committee appointed by the Board of Directors to administer the Plan.

    (i)"Common Stock" means the common stock, par value $.01 per share, of the Company.

    (j)"Director" means a director of the Company.

    (k)"Employee" means any person who is employed by the Company or an Affiliate for purposes of the Federal Insurance Contributions Act.

    (l)"Option" means an option to purchase Shares of the Company granted pursuant to and in accordance with the provisions of the Plan.

    (m)"Optionee" means a Director who is granted an Option pursuant to and in accordance with the provisions of the Plan.

    (n)"Option Shares" means Shares subject to and issued pursuant to an exercise of an Option granted under the Plan.

    (o)"Share" means a share of Common Stock of the Company.

                           SECTION 3. ADMINISTRATION

  3.1 Delegation to Committee. The Plan shall be administered by the Committee which shall consist of at least two Directors who are not eligible to participate in the Plan. The members of the Committee shall be appointed by the Board of Directors. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

  3.2 Committee Actions. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. Acts approved by the majority of the Committee in a meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. A quorum shall be present at any meeting of the Committee which a majority of the Committee members attend.

  3.3 Finality. The Committee shall have the authority in its sole discretion to interpret the Plan, to grant Options under and in accordance with the provisions of the Plan, and to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Plan or Agreements thereunder, except to the extent such powers are herein reserved by the Board of Directors. All actions of the Board of Directors and the Committee shall be final, conclusive and binding upon the Optionees. No member of the Board of Directors or the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any grant of an Option thereunder. All Options granted pursuant to this Plan shall be evidenced by an Agreement and shall be subject to the terms of the Plan and such additional terms are as set forth in the Agreement.

                            SECTION 4. ELIGIBILITY

  Directors who are not Employees of the Company or an Affiliate shall be eligible to receive Options under the Plan on the terms and subject to the restrictions hereinafter set forth.

                       SECTION 5. SHARES SUBJECT TO PLAN

  The aggregate number of Option Shares which may be issued under the Plan shall at no time exceed 250,000. The limitations established by this Section shall be subject to adjustment in accordance with the provisions of the Plan. In the event that an Option expires or is terminated for any reason, the Option Shares allocable to the unexercised portion of such Option may again be subject to an Option under the Plan. In the event that an Optionee delivers Shares as payment of the exercise price for an Option, such Shares may be subject to Options under this Plan.

                      SECTION 6. INITIAL GRANT OF OPTIONS

  6.1 Initial Grant of Formula Option Shares. Each person who is not an Employee and first becomes a Director after the effective date of the Plan shall be granted an Option to purchase 10,000 Option Shares on the date the person is first elected a Director.

  6.2 Exercise Price. The exercise price of each Share pursuant to an Option described in this Section shall be the average of the Closing Prices for the Common Stock during the sixty (60) trading days prior to the date of grant.

  6.3 Vesting. Unless otherwise provided in an Agreement and subject to
Section 9 hereof, each Option described in this Section shall vest according to the following vesting schedule:

                         YEARS OF SERVICE                        PERCENT OF
                       AFTER DATE OF GRANT                  OPTION SHARES VESTED
                       -------------------                  --------------------
      Less than one year...................................         0
      1 year...............................................        33 1/3%
      2 years..............................................        66 2/3%
      3 or more years......................................         100%

  For purposes of the vesting schedule, an Optionee shall be granted a "Year of Service" for each full consecutive year of service as a Director of the Company.

                          SECTION 7. FORMULA OPTIONS

  7.1 Annual Grant of Formula Stock Options. Each Director who is not an Employee shall annually be granted an Option to purchase Option Shares as of the tenth business day following the issuance of the earnings press release for the Company for the preceding calendar year (beginning with the press releases relating to the 1997 calendar year) provided that such Director has served continuously as a Director since the last annual meeting of stockholders of the Company. Unless another award formula is selected by the Committee, Options will be awarded annually under the Plan according to the following formula:

    (a) the Company's total return to stockholders ("TRS") for the immediately preceding calendar year must exceed the rate of return on a one year United States Treasury Bill for such calendar year, assuming that such United States Treasury Bill had been purchased on the first day of such calendar year; and

    (b) the Company's TRS for the immediately preceding calendar year meet or exceed the levels of TRS set forth below for a group of companies in a telecommunications industry index selected by SIC code or such other group of companies selected by the Committee ("TRS Achievement") ranked by percentile on the basis of relative TRS Achievement:

       PERCENTILE OF TRS ACHIEVEMENT                               OPTION SHARES
       -----------------------------                               -------------
       Less than 40th.............................................     1,000
       40th to 60th...............................................     3,000
       Greater than 60th..........................................     5,000

  7.2 Exercise Price. The exercise price of each Share pursuant to an Option described in this Section shall be the average of the Closing Prices for the Common Stock during the sixty (60) trading days prior to the date of grant of the Formula Option.

  7.3 Vesting. Unless otherwise provided in an Agreement and subject to
Section 9 hereof, each Option described in this Section shall vest according to the following vesting schedule:

          YEARS OF
           SERVICE
        AFTER DATE OF                                           PERCENT VESTED
            GRANT                                              OF OPTION SHARES
        -------------                                          ----------------
       Less than one year.....................................       0
       1 year.................................................      33 1/3%
       2 years................................................      66 2/3%
       3 or more years........................................       100%

  For purposes of the vesting schedule, an Optionee shall be granted a "Year of Service" for each full consecutive year of service as a Director of the Company.

           SECTION 8. STOCK OPTIONS IN LIEU OF DIRECTORS' FEES

  8.1 Option Payments. In lieu of receiving annual directors' fees in cash, each Director who is not an Employee may elect to receive an Option to purchase a number of Option Shares determined pursuant to Section 8.2 hereof. Such election must be made by the Director on or before January 21 of the year for which the election is made and such election must be to receive an Option in lieu of the full amount of the directors' fees payable for the calendar year of the election; provided, however that for 1998, a Director may elect to make an election by a date determined by the Committee to be as soon as practicable following March 5, 1998 and such election must be to receive an Option in lieu of the full amount of the unpaid directors' fees payable for the remainder of 1998. Such Option shall be granted as of December 31 preceding the year for which the election is made, or if

December 31 is not a business day, the immediately preceding business day. Unless otherwise provided in an Agreement and subject to Section 9 hereof, each Option shall be exercisable no earlier than December 31 following the date of grant of such Option.

  8.2 Option Shares Formula. The number of Option Shares subject to an Option pursuant to this Section shall be determined pursuant to the Black-Scholes valuation method:

  Number of Option Shares subject to an Option = Annual Directors' Fees
                                          Black-Scholes Value

For purposes of the above formula, the Black-Scholes Value means the value of an option to purchase one share of Common Stock as determined by the Committee pursuant to the Black-Scholes valuation method at the exercise price determined pursuant to Section 8.3.

  8.3 Exercise Price of Directors' Fee Options. The exercise price of each Share subject to an Option pursuant to this Section shall be the Closing Price on the date of grant.

  8.4 Vesting. Unless otherwise provided in an Agreement, each Option described in this Section shall be fully vested as of the date of grant of such Option, subject to a reduction of twenty percent (20%) of the Option Shares for each regularly scheduled meeting of the Board of Directors that the Director fails to attend during the calendar year for which the election is made.

                     SECTION 9. CHANGE IN CONTROL VESTING

  Notwithstanding anything to the contrary contained in the Plan, in the event of a Change in Control, each Option granted pursuant to the Plan which has not previously been forfeited shall immediately vest and shall become immediately exercisable as of the date of the Change in Control.

                           SECTION 10. TERM OF PLAN

  The Plan shall be effective on the date hereof and shall continue to be effective until ten (10) years following the earlier of the effective date of the Plan or the date of stockholders' approval of the Plan, unless sooner terminated by the Board of Directors pursuant to Section 12 hereof. The Company shall submit the Plan to its stockholders for approval within twelve
(12) months of the adoption of the Plan by the Board of Directors.

                   SECTION 11. INDEMNIFICATION OF COMMITTEE

  In addition to such other rights of indemnification that the members of the Committee may have, each member of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which it may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by it in settlement thereof (provided the settlement has received the prior approval of the Company) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of its duties; provided that promptly after institution of the action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend such matter. Upon the delivery to the Committee member of written notice of assumption by the Company of the defense of such matter, the Company will not be responsible to the Committee member for any further fees and disbursements relating to the defense of such matter, including fees and disbursements of counsel.

               SECTION 12. AMENDMENT AND TERMINATION OF THE PLAN

  The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, this Plan, Optionees or eligible Directors are subject. No amendment or termination of the Plan shall adversely affect the rights of an Optionee with regard to his Options without his consent.

          SECTION 13. ADJUSTMENT IN OPTION SHARES AND EXERCISE PRICE

  If (i) the number of Shares shall be increased or reduced by a change in par value, split-up, stock split, reverse stock split, reclassification, merger, consolidation, distribution of stock dividends or similar capital adjustments, or (ii) the Company engages in a transaction for which the Committee determines an adjustment is appropriate, then the Committee may make an adjustment in the number and kind of Shares available for the granting of Options under the Plan. In addition, the Committee may, in its sole and absolute discretion, make an adjustment in the number, kind and price of Shares as to which outstanding Options, or the portions thereof then unexercised, shall be exercisable, to the end that the Optionee's proportionate interest is maintained as before the occurrence of the event. The adjustment in outstanding Options will be made without change in the total price applicable to the unexercised portion of the Option and, if necessary, with a corresponding adjustment in the exercise price per share. Any fractional Shares resulting from such adjustments shall be eliminated. All adjustments made by the Committee under this Section shall be conclusive.

  Notwithstanding the foregoing paragraph, the Committee shall have the right to terminate the Options granted under the Plan in consideration of the payment to the Optionees of the difference between (a) and (b) where (a) equals the Closing Price on the date of termination of the Option Shares multiplied by the number of Option Shares and (b) equals the aggregate Option exercise price of the Option Shares.

                         SECTION 14. WITHHOLDING TAXES

  To the extent required by law, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirement, if any, prior to the delivery of any certificate or certificates for such Shares. An optionee must pay the withholding tax in cash or by certified check or by the Company deducting a sufficient number of Shares from the Option Shares issued to satisfy withholding taxes, in accordance with the Agreement.

                      SECTION 15. RIGHTS AS A STOCKHOLDER

  An Optionee or a transferee of an Optionee shall have no rights as a stockholder with respect to any Option or Option Shares until the date of the issuance of a stock certificate to him for the Option Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the stock certificate is issued, except as otherwise provided in the Plan.

                           SECTION 16. GOVERNING LAW

  The laws of the State of Delaware shall govern this Plan.

                          SECTION 17. EFFECTIVE DATE

  This Plan was approved by the Board of Directors on March 5, 1998 and became effective as of such date.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
                  ANNUAL MEETING OF STOCKHOLDERS--MAY 21, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Leonard G. Kriss and Robert T. Pike and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Mobile Telecommunication Technologies Corp. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1998 and at any adjournment thereof (A) as designated below for the: (i) election of the directors identified below; (ii) adoption of the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan; and (iii) adoption of the amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "SkyTel Communications, Inc.", and (B) at the discretion of said Proxies on such other matters as may properly come before such Annual Meeting or any adjournment thereof.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN ITEM 1 AND FOR THE COMPANY'S PROPOSALS SET FORTH IN ITEMS 2 AND 3 BELOW.

  1. Election of Haley Barbour, Jai P. Bhagat, R. Faser Triplett and R. Gerald Turner.

         [_] FOR all nominees       [_] WITHHOLD vote for all nominees

  WITHHELD FOR (Write that nominee's name in the space provided below.)
--------------------------------------------------------------------------------

  2. Proposal to adopt the Mobile Telecommunication Technologies Corp. 1998 Outside Directors' Stock Option Plan.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. Proposal to approve the amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "SkyTel Communications, Inc."

                     [_] FOR    [_] AGAINST     [_] ABSTAIN
                                (Continued and to be signed on the reverse side)



  IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR THE COMPANY'S PROPOSALS SET FORTH IN ITEMS 2 AND 3.

                                             ----------------------------------
                                                        SIGNATURE(S)

                                             ----------------------------------
                                                (IF HELD JOINTLY, EACH JOINT
                                                    OWNER SHOULD SIGN.)

                                             DATE: ____________________________

                                             PLEASE MARK, DATE AND SIGN
                                             EXACTLY AS THE NAME APPEARS
                                             HEREIN AND RETURN THIS PROXY CARD
                                             IN THE ENCLOSED ENVELOPE. PERSONS
                                             SIGNING AS EXECUTORS,
                                             ADMINISTRATORS, TRUSTEES, ETC.
                                             SHOULD SO INDICATE. IF A JOINT
                                             ACCOUNT, EACH JOINT OWNER SHOULD
                                             SIGN. IN THE CASE OF A
                                             CORPORATION OR PARTNERSHIP, THE
                                             FULL NAME OF THE ORGANIZATION
                                             SHOULD BE USED AND THE SIGNATURE
                                             SHOULD BE THAT OF A DULY
                                             AUTHORIZED OFFICER OR PARTNER.